EXHIBIT 2.6

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Except as otherwise indicated or the context otherwise requires, capitalized terms used herein shall have the meaning ascribed to such terms in the report on Form 20-F of which this exhibit is a part.

General

As of the date of our annual report on Form 20-F of which this exhibit is a part, we have the following classes of securities registered or to be registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares ("ADS"), representing Class "B" Shares	TGS	New York Stock Exchange
Class "B" Shares, par value Ps.1.00 per share	n/a	New York Stock Exchange*

*
Not for trading, but only in connection with the registration of American Depositary Shares related to the issuer's American Depositary Receipts ("ADRs" or "Receipts") program, pursuant to the requirements of the Securities and Exchange Commission.

As of March 31, 2025, we had 405,192,594 Class A Shares and 389,302,689 Class B Shares (including 79,382,162 Class B Shares underlying ADSs and 41,734,225 Class B Shares held in treasury). According to data provided by the Depositary, as of March 31, 2025, there were 15,876,432 ADSs outstanding. Such ADSs represented approximately 9.99% of the total number of issued and outstanding Class B Shares as of such date.

Citibank N.A. is the Depositary of our ADSs pursuant to the Deposit Agreement. Each ADS represents five Class B Shares. The ADSs are listed on the NYSE under the trading symbol "TGS." The ADSs began trading on the NYSE on November 1, 1994. The Buenos Aires Stock Market (Bolsas y Mercados Argentinos, or "BYMA") is the principal Argentine Market for trading the Class b shares.

The Depositary's office at which the ADSs are administered and its principal executive office are located at 388 Greenwich Street, New York, New York 10013, U.S.A.

Our corporate affairs are governed by our bylaws, the Law No. 19,550 (or the "General Companies Act") and Law No. 26,831 (the "Capital Markets Law"), which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States or in other jurisdictions outside Argentina. In addition, as the provider of natural gas transportation services through the exclusive use of the southern natural gas transportation system in Argentina, certain of our corporate affairs are governed by our License and the Pliego de Bases y Condiciones para la Privatización de Gas del Estado S.E. (the "Pliego").

As a result of changes in the shareholding of our controlling company, CIESA, a shareholders' agreement was signed on August 29, 2005 (the "Shareholders' Agreement"). This agreement governs certain matters relating to shareholder participation in CIESA and in us. This agreement divides the CIESA shares into five classes that grant the shareholders different rights and obligations with respect to us and CIESA, mainly regarding the designation of the members of our Board of Directors and our Statutory Committee. See "Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders—Shareholders' Agreement" in our annual report on Form 20-F of which this exhibit is a part.

Exhibit 2.6

The following description of our Class B Shares and the ADSs is a summary of the material terms of our bylaws, the Deposit Agreement and applicable Argentine law in effect as of the date of our annual report on Form 20-F of which this exhibit is a part. Because it is a summary, it does not describe every aspect of our Class B Shares, our bylaws, the Deposit Agreement or Argentine law and may not contain all of the information that is important to you. References to provisions of our bylaws and the Deposit Agreement are qualified in their entirety by reference to the full bylaws and the Deposit Agreement, respectively. An English translation of our bylaws and the Deposit Agreement have been filed as an exhibits to our annual report on Form 20-F of which this exhibit is a part.

Description of Common Stock

We have three classes of common stock, the Class A Shares, the Class B Shares and the Class C Shares. The bylaws also state that the Class A Shares shall at all times account for a minimum of 51.0% of our total outstanding voting stock and that the Class B Shares together with the Class C Shares shall at all times account for the remainder 49.0% of our total outstanding voting stock. The ratio between Class A Shares and Class B Shares and Class C Shares existing as of the date when the respective issue was decided must be maintained.

Class A Shares may only be transferred prior approval of the Natural Gas Regulatory Agency (Ente Nacional Regulador del Gas) or any successor thereof. Class C shares shall be maintained under an Employee Stock Ownership Program (Programa de Propiedad Participada) as prescribed by Chapter III of Law No. 23,696. Class C shares, that have been fully paid up by their buyer, may be converted into Class B shares at the request of their holders upon expiration of a three-year term as from the date of our incorporation.

All shares shall be issued in book-entry form, of Ps.1.00 par value each and carrying One (1) vote each.

Shares are indivisible. In case of co-ownership, representation of such co-owned shares must be consolidated into one holder in order to exercise rights and comply with obligations. Any limitations and restrictions on the ownership and transfer of shares shall be recorded in the certificates of the depositary entity.

Preferred shares may be issued, granting the economic preferences specified in the bylaws, as determined by the shareholders' meeting that resolved the issue of such shares.

Other than as described herein, holders of the Series A shares and the Series B shares have the same rights and obligations. As of the date of the annual report on Form 20-F of which this exhibit is a part there are no preferred shares or any privilege.

Increases in Capital Stock

The capital stock and its evolution shall be recorded in our balance sheets as it may result from the capital increases registered with the Public Registry of Commerce. Our capital stock may be increased by decision of the shareholders' meeting without any limitation and without the need to amend the bylaws.

Exhibit 2.6

Creation of ADSs — Deposit, Withdrawal and Cancellation

Class B Shares or evidence of rights to receive Class B Shares may be deposited by delivery thereof to the Custodian (as defined in the Deposit Agreement), accompanied by any appropriate instrument or instruments of transfer, or endorsement, in form satisfactory to the custodian, together with all such certifications as may be required by the Depositary or the Custodian in accordance with the provisions of the Deposit Agreement, and, if the Depositary requires, together with a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order, Receipts for the number of ADSs representing such deposit. No Class B Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Argentina which is then performing the function of the regulation of currency exchange.

Upon surrender at the Corporate Trust Office of the Depositary of a Receipt for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such Receipt, and upon payment of the fee of the Depositary for the surrender of Receipts and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of the deposited securities, and subject to the terms and conditions of the Deposit Agreement, the owner of such Receipt shall be entitled to delivery, to him or upon his order, of the amount of deposited securities at the time represented by the ADSs evidenced by such Receipt.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any deposited securities, the Depositary, Custodian or registrar may require payment from the depositor of Class B Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Class B Shares being deposited or withdrawn) and payment of any applicable fees.

All Receipts surrendered to the Depositary shall be canceled by the Depositary. Canceled Receipts shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose. The Depositary is authorized to destroy Receipts so canceled.

Dividends and Other Distributions

Under our bylaws, all Class A, Class B and Class C shares rank equally with respect to the payment of dividends. All shares outstanding as of a particular record date share equally in the dividend being paid, except that shares issued during the period to which a dividend relates may be entitled only to a partial dividend with respect to such period if the shareholders' meeting that approved the issuance so resolved. No provision of our bylaws or of the General Companies Act gives rise to future special dividends only to certain shareholders.

The amount and payment of dividends are determined by majority vote of our shareholders voting as a single class, generally, but not necessarily, on the recommendation of the Board of Directors. In addition, under the General Companies Act, our Board of Directors has the right to declare dividends subject to further approval of the shareholders' meeting.

In our Board of Directors meeting held on December 18, 2019, the Board approved a written dividend policy. This policy provides that in making its evaluation, our Board of Directors should consider our financial results, our liquidity, our future financing needs and other information, including economic and financial projections for both our and the economy as a whole. Each year, our Board evaluates whether to submit a distribution proposal to the shareholders' meeting. Nevertheless, there are a number of restrictions that limit our ability to distribute dividends. For additional information regarding dividend payments, see "Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Distribution Policy" in our annual report on Form 20-F of which this exhibit is a part.

Exhibit 2.6

Under applicable CNV regulations and our bylaws, cash dividends must be paid to shareholders within 30 days from the shareholders' meeting approving such dividends. In cases where the shareholders meeting delegates the authority for the distribution of dividends to the Board of Directors, the payment of dividends has been usually resolved within 30 days from the relevant Board of Directors' resolution. In the case of payment of stock dividends, or payment of both stock and cash dividends, both shares and cash are required to be available within three months of the receipt of notice of the authorization of the CNV for the public offering of the shares arising from such dividends. In accordance with the Argentine Civil and Commercial Code, the statute of limitations to the right of any shareholder to receive dividends declared by the shareholders' meeting is five years from the date on which it has been made available to the shareholder. However, according to our bylaws, dividends in cash approved by the shareholders' meeting which remain unclaimed for three (3) years calculated as from the date established for payment thereof shall be forfeited to our benefit. In this case, such unclaimed dividends shall be allocated to a special reserve to be used as the shareholders' meeting may decide.

Owners of ADSs are entitled to receive any dividends payable with respect to the underlying Class B shares.

Cash dividends may be paid to the Depositary in U.S. dollars or other currency, as long as the applicable laws and regulations allow it. The Deposit Agreement provides that the Depositary shall convert cash dividends received by the Depositary in foreign currency to dollars, to the extent that, in the judgment of the Depositary, such conversion may be made on a practicable basis, and, after deduction or upon payment of the fees and expenses of the Depositary, and withholding of applicable taxes, shall make payment to the holders of ADSs in U.S. dollars.

Each holder of the ADRs is entitled to receive dividends in the form of shares in proportion to the number of ADSs held by such holder after deduction or upon payment of the fees and expenses of the Depositary, and withholding of applicable taxes.

Amount Available for Distribution

Under the General Companies Act, dividends of a listed company may be lawfully paid only out of liquid and realized profits reflected in the annual audited financial statements of the company prepared in accordance with accounting rules prevailing in Argentina and CNV regulations and approved by a shareholders' meeting. The Board of Directors of a listed company may declare interim or provisional dividends, in cash, or based on special or quarterly financial statements with the report of the external auditor and the Supervisory Committee, in which case the members of the Board, the members of the Statutory Supervisory Commission (Comisión Fiscalizadora) and of the Supervisory Committee are jointly and severally liable for the repayment of such dividends if retained earnings at the close of the fiscal year in which such dividends were paid would not have been sufficient to permit the applicable distribution.

Every year, our Board of Directors submits to the annual ordinary shareholders' meeting for approval the financial statements for the preceding fiscal year, together with reports thereon by the Supervisory Commission and the external auditor. Within four months of the end of each fiscal year, an ordinary shareholders' meeting must be held to discuss the annual financial statements and determine the allocation of our net income for such year, if any.

Exhibit 2.6

Pursuant to the General Companies Act and the CNV Rules, we are required to allocate a legal reserve ("Legal Reserve") equal to at least 5% of each year's net income (as long as there are no losses for prior fiscal years pending to be absorbed) until the aggregate amount of such Legal Reserve equals 20% of the sum of (i) "common stock nominal value" plus (ii) "inflation adjustment to common stock," as shown in our consolidated statement of changes in equity. If there are any losses pending to be absorbed from prior fiscal years, such 5% should be calculated on any excess of the net income over such losses, if any. Dividends may not be paid if the Legal Reserve has been impaired, nor until it has been fully replenished. The Legal Reserve is not available for distribution as a dividend.

Pursuant to our bylaws, liquid and realized profits shall be allocated in the following manner: first, to the Legal Reserve; second, to pay the remuneration of the members of the Board of Directors and Statutory Supervisory Commission; third, to pay cumulative dividends in arrears and current dividends with respect to preferred shares, if any; fourth, an amount equal to 0.25% of the net income for the year will be allocated to pay the statutory employee profit-sharing; and fifth, the balance of the retained earnings for the year may be retained as a voluntary reserve or distributed as dividends on our shares, as determined at the general annual shareholders' meeting.

Share Repurchases

If approved by our shareholders at a general shareholders' meeting or by our Board of Directors, we may purchase our outstanding shares. The economic and voting rights corresponding to repurchased shares cannot be exercised during the period the shares are owned by us and the shares will be deemed outstanding for purposes of calculating any quorum or vote at any shareholders' meeting. See "Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders—Repurchase of Shares" in our annual report on Form 20-F of which this exhibit is a part.

Voting of the Underlying Class B Shares

Voting Power

Under our bylaws, each Class A, Class B and Class C share entitles the holder thereof to one vote at each shareholders' meeting. If preferred shares are issued, they shall not carry any votes, except in certain specific cases as set forth in our bylaws and the resolutions of the shareholders meeting approving the issuance of such shares.

Whenever the shareholders' meeting must adopt resolutions affecting the rights of one Class of shares, the consent or ratification of such Class shall be given at a Class meeting governed by the rules established in these bylaws for ordinary shareholders' meetings.

Notice of Meetings to Holders of ADSs

Upon receipt of notice of any meeting of holders of Class B Shares, if requested in writing by us the Depositary shall, as soon as practicable thereafter, mail to the owners of ADSs a notice, the form of which notice shall be approved by us, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from us, (b) a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of the laws of Argentina and of our bylaws, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Class B Shares or other deposited securities represented by their respective ADSs and (c) a statement as to the manner in which such instructions may be given, including an express indication that such instructions may be given or deemed given in accordance with this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by us.

Exhibit 2.6

Vote Casting by ADS Holders

Upon the written request of an owner on such record date, received on or before the date established by the Depositary for such purpose, (the "Instruction Date") the Depositary shall endeavor, in so far as practicable and permitted under applicable law and our bylaws, to vote or cause to be voted the amount of Class B Shares or other deposited securities represented by the ADSs evidenced by such Receipt in accordance with the instructions set forth in such request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Class B Shares or other deposited securities, other than in accordance with such instructions or deemed instructions. If no instructions are received by the Depositary from any owner with respect to any of the Class B Shares or other deposited securities represented by the ADSs evidenced by such owner's Receipts on or before the Instruction Date, the Depositary shall deem such owner to have instructed the Depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities and the Depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities, provided that no instruction shall be given with respect to any matter as to which we inform the Depositary that we do not wish such proxy given.

There can be no assurance that owners generally or any owner in particular will receive the notice of a meeting sufficiently prior to the Instruction Date to ensure that the Depositary will vote the Class B Shares or deposited securities in accordance with the provisions set forth in the preceding paragraph.

In addition, the Depositary will, unless otherwise requested by us, insofar as permitted under applicable law and our bylaws, deposit substantially all of the Class B Shares represented by ADSs then outstanding for the purpose of establishing a quorum at any meeting of shareholders, whether or not voting instructions with respect to such Class B Shares have been received.

Notwithstanding the foregoing, the Depositary will not vote the Class B Shares or other deposited securities in accordance with the Deposit Agreement unless we have provided to the Depositary an opinion of Argentine counsel (which may be the general counsel of the issuer), which states that such action is not in contravention of Argentine law or our bylaws.

Foreign Shareholders

In addition, under the General Companies Act, foreign companies that own shares in an Argentine corporation are required to register with the Superintendency of Corporations (Inspección General de Justicia or the "IGJ") in order to exercise certain shareholder rights. Voting rights in a shareholders' meeting can be exercised through duly instituted agents, as is regulated by the Capital Markets Law. Direct owners of Class B Shares (rather than in the form of ADSs) that are not Argentine companies and that fail to register with the IGJ, may have limited ability to exercise their rights as a holder of our Class B Shares.

Exhibit 2.6

Preemptive Rights

Class A, Class B and Class C shareholders shall be entitled to preemptive rights in the subscription for new shares, within their same Class and in proportion of their respective holdings, and they shall be entitled to additional preemptive rights pursuant to Article 194 et seq. of the General Companies Act. Should any balance of unsubscribed for shares remain, such shares may be offered to third parties. The issue of common shares pertaining to future capital increases must abide by the following proportions: 51% of the aggregate of Class A shares and 49% of Class B and C shares, these two classes of shares must keep the same ratio existing as of the date when the respective issue was decided. If preferred shares are issued, the holders of common shares shall be entitled to preemptive rights in the subscription of preferred shares, on a pro rata basis of their respective holdings and without any class distinction.

Holders of ADSs may be restricted in their ability to exercise preemptive rights if a registration statement under the Securities Act relating thereto has not been filed or is not effective. Preemptive rights are exercisable during the 30 days following the last publication of notice informing shareholders of their right to exercise such preemptive rights in the Official Gazette and in an Argentine newspaper of wide circulation. Pursuant to the General Companies Act, if authorized by a special shareholders' meeting, companies authorized to make public offering of their securities, such as tgs, may shorten the period during which preemptive rights may be exercised from 30 to 10 days following the publication of notice of the offering to the shareholders to exercise preemptive rights in the Official Gazette and a newspaper of wide circulation in Argentina.

The term for exercise of accretion rights is the same as that fixed for exercising preemptive rights

Amendment and Termination

Amendment of Deposit Agreement

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between us and the Depositary without the consent of owners and beneficial owners in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of owners, shall, however, not become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the owners of outstanding Receipts. Every owner at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the owner of any Receipt to surrender such Receipt and receive therefor the deposited securities represented thereby, except in order to comply with mandatory provisions of applicable law.

Exhibit 2.6

Termination of Deposit Agreement

The Depositary shall at any time at our direction terminate the Deposit Agreement by mailing notice of such termination to the owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to us and the owners of all Receipts then outstanding if at any time ninety days shall have expired after the Depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. On and after the date of termination, the owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of deposited securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to deposited securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Class B Shares or other deposited securities then held thereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the owners of Receipts which have not theretofore been surrendered, such owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).

Limitations on Obligations and Liability

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the depositary:

a) are not liable to any owner or beneficial owner of any Receipt, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our bylaws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond our control, we or any of our respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the deposited securities it is provided shall be done or performed, nor shall we or any of our respective directors, employees, agents or affiliates incur any liability to any owner or beneficial owner of any Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement;

b) do not assume any obligation or liability under the Deposit Agreement or the Receipts to owners, beneficial owners of Receipts or other persons, except that we agree to perform our obligations specifically set forth in the Deposit Agreement without negligence or bad faith;

c) shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the Depositary;

Exhibit 2.6

d) shall not be liable for any action or nonaction by us in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class B Shares for deposit, any owner, beneficial owner or any other person believed by it in good faith to be competent to give such advice or information;

e) the Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary;

f) the Depositary shall not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Reports

The Depositary shall make available for inspection by owners at its Corporate Trust Office and at the principal office of each custodian copies of any notices, reports or communications, including any proxy soliciting material, received from us which are both (a) received by the Depositary and the custodian or the nominees of both as the holder of the deposited securities and (b) made generally available to the holders of such deposited securities by us. The Depositary shall also, upon written request, send to the owners copies of such reports furnished by us pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary shall be furnished in English.

Maintenance of Office and Transfer Books by the Registrar

Until termination of the Deposit Agreement in accordance with its terms, the Registrar shall maintain in the Borough of Manhattan, the City of New York, an office and facilities for the issuance and delivery of ADSs, the acceptance for surrender of ADS(s) for the purpose of withdrawal of Class B Shares, the registration of issuances, cancellations, transfers, combinations and split-ups of ADS(s) and, if applicable, to countersign ADRs evidencing the ADSs so issued, transferred, combined or split-up, in each case in accordance with the provisions of the Deposit Agreement.

The Registrar shall keep books for the registration of ADSs which at all reasonable times shall be open for inspection by us and by the holders of such ADSs, provided that such inspection shall not be, to the Registrar's knowledge, for the purpose of communicating with holders of such ADSs in the interest of a business or object other than our business or other than a matter related to the Deposit Agreement or the ADSs.

Bylaws

At a meeting on May 27, 2014, our shareholders approved an amendment to our bylaws to adapt such bylaws to the Capital Markets Law, and to other regulatory requirements of CNV. In addition, at such meeting, our Board of Directors suggested certain other amendments to adopt a more flexible corporate management and consolidate the effective bylaws of tgs in a single document. Such bylaws have been included as Exhibit 1.2 to our annual report on form 20-F for the year ended December 31, 2014 filed with the SEC.

Exhibit 2.6

Call for Shareholders' Meetings

Pursuant to our bylaws, ordinary and/or extraordinary shareholders meetings shall be convened by the Board of Directors or the Statutory Auditor (Síndico) in the cases provided by law, or whenever any one of them deem it necessary or upon request of shareholders of any Class holding no less than 5% of the capital stock. In the latter case the notice shall specify the items of business to be transacted and the Board of Directors or the Statutory Auditor (Síndico) shall convene the shareholders' meeting to be held within a maximum 40-day term as from the date of receipt of the notice. If the Board of Directors or the Statutory Auditor (Síndico) would fail to do so, the shareholders' meeting may be convened by the supervisory agency or the court.

Notices of Meetings

Shareholders' meetings shall be convened by notices made in advance within a minimum 20-day period and a maximum 45-day period published during five days in the Official Bulletin and in one leading newspaper of general circulation in Argentina. The notice must specify the nature of the shareholders' meeting and the date, time and place of the meeting as well as the Agenda of Items of Business. Shareholders meetings in second call due to the failure of the first one must be held within the following 30 days, and the publications will be made for 3 days with at least 8 in advance. The ordinary shareholders meeting may be convened simultaneously on the first and second call. If the Meeting on second call is called to be held on the same day as the first call, it must be done with an interval of no less than one hour. If the legal constitution of Meeting had failed due to lack of the necessary assistance and, if in the case of the ordinary shareholders meeting it had not been summoned simultaneously in the first and second call, it must be called again within the following 30 days.

Quorum and Voting Requirements

Ordinary shareholders' meetings shall be validly held on first call with the attendance of shareholders representing a majority of voting shares, and on second call with the attendance of any number of voting shares present. Action shall be adopted in both cases by an absolute majority of voting shares present that may be casted on the respective decision.

Extraordinary shareholders' meetings shall be validly held on first call with the attendance of shareholders representing 61% of the voting shares and on second call with the attendance of whatever number of voting shares. Action in both cases shall be taken with the absolute majority of votes present that may be cast in the respective decision, except for the case provided under the last paragraph of Article 244 of the General Companies Act and Article 18 of the bylaws.

Amendments to Bylaws

For a minimum period of two years calculated as from the date of transfer of the aggregate Class A shares to the current owner of the Class A Shares as winning bidder in the International Public Tender for the privatization of Gas del Estado Sociedad del Estado or until the ANSES (as defined below) has transferred its aggregate Class B shares, whatever occurs first, any amendment to our bylaws and any capital increase requires the affirmative vote of the shares of such Class held by the ANSES.  Upon expiration of such two-year term or upon occurrence of such event, amendment to certain provisions of our bylaws shall require the prior authorization of the Natural Gas Regulatory Agency or any successor thereof.

Exhibit 2.6

Foreign Investment Legislation

Under the Argentine Foreign Investment Law, as amended, and its implementing regulations (together, referred to as the "Foreign Investment Legislation"), the purchase of shares of an Argentine corporation by an individual or legal entity domiciled abroad or by an Argentine company of "foreign capital" (as defined in the Foreign Investment Legislation) constitutes foreign investment. Currently, foreign investment in industries other than broadcasting, purchase land located in frontier and other security areas by foreigners and limits on the ownership of rural land by foreign individuals or legal entities according to Law 26,737, is not restricted, and no prior approval is required to make foreign investments.

Reporting Requirements

Pursuant to the regulations of CNV, any person that directly or indirectly, or any group of persons acting in concerted form, by any means and with a certain purpose:

a) acquire or dispose of shares or securities convertible into shares, or acquire call or put options over them;

b) alter the integration or configuration of its direct or indirect interest over the capital stock of an issuer;

c) convert notes (obligaciones negociables) into shares;

d) exercise the put or call options of the securities referred to in a); or

e) change their purpose regarding their interest in an issuer at the time of occurrence of any the abovementioned events;

is required to inform CNV and BYMA of such circumstances, immediately after executing the acquisition, disposal, alteration of the integration or configuration of the interest, conversion into shares, and/or exercise of the calls or put options referred to above, or after the occurrence of the change in the purpose referred to above.

In any case, the information shall be submitted only as long as the acquisitions involved and/or facts referred to above grant 5% or more of the voting rights that can be exercised in our shareholders´ meetings.

Similar information is required to be submitted to CNV and BYMA in the event of changes over the interests previously informed, until becoming a controlling shareholder in which case the regulations applicable to such person shall become applicable.

Board of Directors

See "Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management" for a description of the provisions relating to the integration of our Board of directors and the rights of the different Classes of shares or controlling groups with respect thereto.

Exhibit 2.6

Fees and Charges

An ADS holder is required to pay the following service fees to the Depositary:

Service	Rate	By Whom Paid
(1) Issuance of ADSs (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)- to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (4) below.
	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) issued.	Person receiving ADSs.

(2) Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason).	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) canceled.	Person whose ADSs are being canceled.

(3) Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.

(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional ADSs.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.

(5) Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin- off shares).	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.

(6) ADS Services.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.	Person holding ADSs on the applicable record date(s) established by the Depositary.

We, holders, beneficial owners, persons receiving ADSs upon issuance and persons whose ADSs are being canceled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

a)  taxes (including applicable interest and penalties) and other governmental charges;

b)  such registration fees as may from time to time be in effect for the registration of Class B Shares or other deposited securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

c)  such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Class B Shares or other deposited securities or of the holders and beneficial owners of ADSs;

d)  the expenses and charges incurred by the Depositary in the conversion of foreign currency;

Exhibit 2.6

e)  such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

f)  the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the servicing or delivery of Deposited Property.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs.  We, the ADS depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders.  holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

Shareholding Interest of ANSES

In 2008, the Government absorbed and replaced the former private pension system with a public "pay as you go" pension system. As a result, all resources administered by the private pension funds, including significant equity interests in a wide range of listed companies, were transferred to a separate fund (Fondo de Garantía de Sustentabilidad or "FGS") to be managed by the National Social Security Administration Service (Administración Nacional de la Seguridad Social, or "ANSES"). ANSES is entitled to designate government representatives to the boards of directors of these companies.

According to applicable regulations, any transfer or other action that limits, alters, cancels or modifies the destination, ownership, possession or nature of the shares held by the FGS which results in a decrease of the FGS's holdings in a manner inconsistent with applicable law, shall not be conducted without prior express authorization of the Argentine Congress, subject to certain exceptions. See "Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders" in our annual report on Form 20-F of which this exhibit is a part.

Exhibit 2.6